Exhibit 99.1

Portage Fintech Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing September 10, 2021

New York – September 9, 2021 – Portage Fintech Acquisition Corporation (Nasdaq: PFTAU) (the “Company”) today announced that, commencing September 10, 2021, holders of the units sold in the Company’s initial public offering of 25,911,379 units (including 1,911,379 units sold in connection with the partial exercise of the underwriter’s over-allotment option) may elect to separately trade the Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PFTAU,” and the Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “PFTA” and “PFTAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering with Goldman Sachs & Co. LLC, BTIG, LLC, and Scotia Capital (USA) Inc. acting as joint book-running managers for the offering with SoFi Securities, LLC serving as co-manager. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on July 20, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made in the United States only by means of a prospectus, copies of which may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com and BTIG, LLC, 65 East 55th Street, New York, NY, 10022, by email at ProspectusDelivery@btig.com. Copies of the prospectus may also be obtained for free by visiting EDGAR on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

Forward-Looking Statements

This press release includes “forward-looking statements”, including with respect to the anticipated separation of the units into Class A ordinary shares and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Portage Fintech Acquisition Corporation

Portage Fintech Acquisition Corporation (the “Company”) is a newly organized blank check company sponsored by PFTA I LP. The Company’s sponsor is affiliated with Portage Ventures (“Portage”), a global FinTech-focused venture capital platform. Portage is an affiliate of a multi-strategy alternative asset manager, Sagard Holdings Inc. (“Sagard”), with professionals located in Canada, the US, Europe, and Asia.

For all press inquiries, please email media@portagespac.com